Exhibit 5

AMENDMENT NO. 1

TO

SECURITIES PURCHASE AND SALE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Securities Purchase and Sale Agreement, dated as of December 15, 2021 (the “Purchase Agreement”), is made as of December 20, 2021, by and between Benefit Street Partners, LLC, having executive offices located at 9 West 57th Street, Suite 4920, New York, NY 10019 (the “Buyer”), and UBS O’Connor LLC, having executive offices located at One North Wacker Drive, 32nd Floor, Chicago, IL 60606 (the “Seller” and together with the Buyer, the “Parties”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

WHEREAS, the Purchase Agreement set forth on Schedule I thereto the purported allocation of the Purchase Price with respect to the Transaction Securities, including the Parties agreement that the Purchase Price for the shares of the JAKKS Pacific, Inc.’s Common Stock, par value $0.001 per share (the “Common Stock”), be $10.70 per share;

WHEREAS, the Schedule I to the Purchase Agreement contained an inadvertent error with respect to the allocation of the Purchase Price, incorrectly listing the allocation of the Purchase Price as $10.53 per share of Common Stock; and

WHEREAS, the Parties desire to amend Schedule I to the Purchase Agreement to correct the allocation of the Purchase Price as set forth herein.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       Amendment of Schedule I to the Purchase Agreement. Schedule I to the Purchase Agreement is hereby deleted and replaced in its entirety by Exhibit A attached hereto.

2.       No Other Changes to the Purchase Agreement. All other terms and provisions of the Purchase Agreement shall remain in full force and effect and shall not be altered by any provisions contained herein.

3.       Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts, each of which if so executed shall be deemed an original, and all of which together shall constitute one and the same Amendment, notwithstanding that each party has not executed the same counterpart. A facsimile or electronic copy of this Amendment showing the signatures of each of the parties, or, when taken together, multiple facsimile or electronic copies of this Amendment showing the signatures of each of the parties, respectively, where such signatures do not appear on the same copy, shall constitute an original copy of this Amendment requiring no further execution.

4.       Entire Agreement. This Amendment and the Purchase Agreement as amended hereby constitute the entire agreement of the Parties with respect to the subject matter hereof.

[Signature Page Follows]

       IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment as of the date and year first above written.

Nineteen77 Global Multi-Strategy Alpha Master Limited

By its investment manager UBS O’CONNOR LLC

By: /s/ Connor Burke / /s/ James DelMedico________

Name: Connor Burke / James DelMedico

Title: Director / Executive Director

BENEFIT STREET PARTNERS, LLC

On behalf of its Affiliated Funds

By: /s/ Mike Frick__________________________________

Name: Mike Frick

Title: Authorized Signer

Exhibit A

Schedule I

Transaction Securities, Buyer Funds, and Purchase Price

Class of Transactions Security	Quantity Purchased	Price Per Share/Unit	Total Purchase Price
JAKKS Common Stock, par value $0.001 per share	119,884 shares	$10.70 per share	$1,282,758.80
JAKKS Series A Senior Preferred Stock, par value $0.001 per share	40,965 shares	$87.9824953 per share	$3,604,202.92
		Total Purchase Price	$4,886,961.72